Exhibit 3.01
NINTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
GREEN DOT CORPORATION
     Green Dot Corporation (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “General Corporation Law”) hereby certifies as follows:
1. That the Corporation was incorporated on October 26, 1999 under the name Next Estate Communications, Inc., pursuant to the General Corporation Law.
2. Pursuant to Sections 242 and 245 of the General Corporation Law, this Ninth Amended and Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Eighth Amended and Restated Certificate of Incorporation of the Corporation, as amended to date.
3. The text of the Eighth Amended and Restated Certificate of Incorporation, as amended to date, is hereby amended and restated in its entirety as follows:
     ONE. The name of the Corporation is Green Dot Corporation.
     TWO. The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.
     THREE. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.
     FOUR. The Corporation is authorized to issue 50,000,000 shares of Class A Common Stock, par value $0.001 per share (the “Class A Common Stock”), 50,000,000 shares of Class B Common Stock, par value $0.001 per share (the “Class B Common Stock” and together with the Class A Common Stock, the “Common Stock”) and 25,553,267 shares of Preferred Stock, par value $0.001 per share (the “Preferred Stock”), of which 6,519,575 are designated “Series A Preferred Stock,” 3,197,667 are designated “Series B Preferred Stock,” 10,113,638 are designated “Series C Preferred Stock,” 4,540,569 are designated “Series C-1 Preferred Stock,” and 1,181,818 are designated “Series C-2 Preferred Stock.”
     The remaining shares of Preferred Stock, if any, may be issued from time to time in one or more series. The Board of Directors of the Corporation (the “Board of Directors”) is expressly authorized to provide for the issue of all or any of the remaining shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designations, preferences, and relative, participating, optional or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such shares and as may be permitted by the General Corporation Law and this Ninth Amended and Restated Certificate of Incorporation (the “Restated Certificate”). Except as otherwise provided in this Restated Certificate, the Board of Directors is also expressly authorized to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series, subsequent to the issue of shares of that series. In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.
     The Corporation shall from time to time in accordance with the laws of the State of Delaware increase the authorized amount of its (a) Class B Common Stock if at any time the number of shares of Class B Common Stock remaining unissued and available for issuance upon conversion of the Preferred Stock shall not be sufficient to permit conversion of the Preferred Stock, and (b) Class A Common Stock if at any time the number of shares of Class A Common Stock remaining unissued and available for issuance upon conversion of the Class B Common Stock shall not be sufficient to permit conversion of the Class B Common Stock.
     The number of authorized shares of Class A Common Stock and Class B Common Stock may be increased or decreased (but not below the number of shares of Class A Common Stock and Class B Common Stock then outstanding plus the number of shares of Class B Common Stock into which the Preferred Stock is then convertible plus the number of shares of Class A Common Stock into which the Class B Common Stock is then convertible plus the number of shares of Class A Common Stock and Class B Common Stock into which any other convertible securities then outstanding are convertible) by an affirmative vote of the holders of a majority of the stock of the Corporation, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.
     Immediately upon the filing of this Restated Certificate with the Secretary of State of the State of Delaware (the “Effective Time”), and without further action on the part of holders of “Common Stock” (as defined in the Corporation’s Eighth Amended and Restated Certificate of Incorporation) outstanding immediately prior to the Effective Time, each then outstanding share of such capital stock shall be reclassified as one share of Class B Common Stock. All of the shares of such class of stock shall be uncertificated shares pursuant to a resolution adopted by the Board of Directors of the Corporation and the person registered on the Corporation’s books as the owner of the share so reclassified immediately prior to the Effective Time shall be registered on the Corporation’s books as the owner of the share of Class B Common Stock issued upon reclassification thereof, without the need for surrender or exchange thereof. Any stock certificate that immediately prior to the Effective Time represented shares of “Common Stock” (as defined in the Corporation’s Eighth Amended and Restated Certificate of Incorporation) shall from and after the Effective Time be cancelled and shall no longer represent any interest in the Corporation’s capital stock or be transferable. The Corporation shall not be obligated to issue any certificates evidencing the shares of capital stock outstanding as a result of the reclassification described herein.
     The relative rights, preferences, privileges and restrictions granted to or imposed upon the respective classes and series of the shares of capital stock or the holders thereof are as set forth below.

     Section 1. Dividends.
     (a) The holders of the Series A Preferred Stock shall be entitled to receive, out of any funds legally available therefor, noncumulative dividends in an amount equal to $0.024 per share per annum (as adjusted for any recapitalizations, stock combinations, stock dividends, stock splits and the like). The holders of the Series B Preferred Stock shall be entitled to receive, out of any funds legally available therefor, noncumulative dividends in an amount equal to $0.055 per share per annum (as adjusted for any recapitalizations, stock combinations, stock dividends, stock splits and the like). The holders of the Series C Preferred Stock shall be entitled to receive, out of any funds legally available therefor, noncumulative dividends in an amount equal to $0.066 per share per annum (as adjusted for any recapitalizations, stock combinations, stock dividends, stock splits and the like). The holders of the Series C-l Preferred Stock shall be entitled to receive, out of any funds legally available therefor, noncumulative dividends in an amount equal to $0.113 per share per annum (as adjusted for any recapitalizations, stock combinations, stock dividends, stock splits and the like). The holders of the Series C-2 Preferred Stock shall be entitled to receive, out of any funds legally available therefor, noncumulative dividends in an amount equal to $0.88 per share per annum (as adjusted for any recapitalizations, stock combinations, stock dividends, stock splits and the like).
     (b) Subject to Section 4 hereof, the dividend, on the Preferred Stock set forth in Section 1(a) shall be payable when, as and if declared by the Board of Directors, on a pari passu basis among the respective series of Preferred Stock.
     (c) Dividends on the Common Stock shall be payable when, as and if declared by the Board of Directors, but no dividend shall be paid on the Common Stock, other than dividends payable solely in Class A Common Stock or Class B Common Stock, until the dividends set forth in Section l(a) have been declared and paid on the Preferred Stock, and no dividends on the Common Stock shall be paid unless the amount of such dividend on the Common Stock is also paid on the Preferred Stock on an as-converted to Class B Common Stock basis. No dividend shall be paid on the Common Stock in violation of Section 4 hereof.
     (d) No dividend shall be declared or paid on shares of the Class B Common Stock unless the same dividend with the same record date and payment date shall be declared or paid on the shares of Class A Common Stock; provided, however, that dividends payable in shares of Class B Common Stock or rights to acquire Class B Common Stock may be declared and paid to the holders of Class B Common Stock without the same dividend being declared and paid to the holders of Class A Common Stock if and only if a dividend payable in shares of Class A Common Stock or rights to acquire Class A Common Stock (as the case may be) at the same rate and with the same record date and payment date as the dividend declared and paid to the holders of the Class B Common Stock shall be declared and paid to the holders of Class A Common Stock.
     (e) No dividend shall be declared or paid on shares of the Class A Common Stock unless the same dividend with the same record date and payment date shall be declared or paid on the shares of Class B Common Stock; provided, however, that dividends payable in shares of Class A Common Stock or rights to acquire Class A Common Stock may be declared and paid to the holders of Class A Common Stock without the same dividend being declared and paid to the holders of Class B Common Stock if and only if a dividend payable in shares of Class B Common Stock or rights to acquire Class B Common Stock (as the case may be) at the same rate and with the same record date and payment date as the dividend declared and paid to the holders of the Class A Common Stock shall be declared and paid to the holders of Class B Common Stock.
     Section 2. Liquidation Preference.
     (a) In the event of any liquidation, dissolution or winding up of the Corporation, prior and in preference to any distribution of any of the assets or funds of the Corporation to the holders of the Common Stock:
          (i) the holders of Series A Preferred Stock shall be entitled to receive, on a pari passu basis with the Series B Preferred Stock, the Series C Preferred Stock, the Series C-l Preferred Stock and the Series C-2 Preferred Stock, for each outstanding share of Series A Preferred Stock then held by such holders, an amount equal to $0.3014 (as adjusted for any recapitalizations, stock combinations, stock dividends, stock splits and the like) plus declared but unpaid dividends, if any, on such share of Series A Preferred Stock,
          (ii) the holders of Series B Preferred Stock shall be entitled to receive, on a pari passu basis with the Series A Preferred Stock, the Series C Preferred Stock, the Series C-l Preferred Stock and the Series C-2 Preferred Stock, for each outstanding share of Series B Preferred Stock then held by such holders, an amount equal to $0.688 (as adjusted for any recapitalizations, stock combinations, stock dividends, stock splits and the like) plus declared but unpaid dividends, if any, on such share of Series B Preferred Stock;
          (iii) the holders of Series C Preferred Stock shall be entitled to receive, on a pari passu basis with the Series A Preferred Stock, the Series B Preferred Stock, the Series C-l Preferred Stock and the Series C-2 Preferred Stock, for each outstanding share of Series C Preferred Stock then held by such holders an amount equal to $0.82808972 (as adjusted for any recapitalizations, stock combinations, stock dividends, stock splits and the like) plus declared but unpaid dividends, if any, on such share of Series C Preferred Stock;
          (iv) the holders of Series C-l Preferred Stock shall be entitled to receive, on a pari passu basis with the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Series C-2 Preferred Stock, for each outstanding share of Series C-l Preferred Stock then held by such holders an amount equal to $1.409515 (as adjusted for any recapitalizations, stock combinations, stock dividends, stock splits and the like) plus declared but unpaid dividends, if any, on such share of Series C-1 Preferred Stock; and
          (v) the holders of Series C-2 Preferred Stock shall be entitled to receive, on a pari passu basis with the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Series C-l Preferred Stock, for each outstanding share of Series C-2 Preferred Stock then held by such holders an amount equal to $11.00 (as adjusted for any recapitalizations, stock combinations, stock dividends, stock splits and the like) plus declared but unpaid dividends, if any, on such shares of Series C-2 Preferred Stock.

          If, upon the occurrence of a liquidation, dissolution or winding up of the Corporation, the assets and funds of the Corporation legally available for distribution to stockholders shall be insufficient to permit the payment to the holders of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series C-1 Preferred Stock and Series C-2 Preferred Stock of the full preferential amounts in accordance with this Section 2(a), then the entire remaining assets and funds of the Corporation legally available for distribution to stockholders shall be distributed ratably among the holders of the Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive pursuant to this Section 2(a).
     (b) Upon a liquidation, dissolution or winding up of the Corporation, and after payment to the holders of Preferred Stock of the amount to which they are entitled pursuant to Sections 2(a), all assets and funds of the Corporation that remain legally available for distribution to stockholders shall be distributed ratably among the holders of Common Stock in proportion to the number of shares of Class A Common Stock and Class B Common Stock held by such holders.
     (c) For the purposes of this Section 2, a liquidation, dissolution or winding up of the Corporation shall be deemed to be occasioned by, and to include, (i) the Corporation’s sale or other disposition of all or substantially all of its assets, (ii) the acquisition of this Corporation by another entity by means of merger, consolidation, sale of voting control, or any other transaction or series of transactions involving the Corporation in which the stockholders of this Corporation immediately prior to such transaction hold less than 50% of the voting power of the surviving corporation or other entity and (iii) any liquidation, dissolution or winding up of the Corporation, including without limitation any liquidation, winding up or other distribution of assets to the Corporation’s stockholders in connection with or resulting from a bankruptcy, assignment for the benefit of creditors or similar proceeding under any applicable bankruptcy, insolvency or similar law now or hereafter in effect.
     (d) If any of the assets of this Corporation are to be distributed under this Section 2, or for any other purpose, in a form other than cash, then the Board of Directors shall be empowered to, and shall promptly determine in good faith the value of the assets to be distributed to the holders of Preferred Stock or Common Stock. This Corporation shall, upon receipt of such determination, give prompt written notice of the determination to each holder of shares of Preferred Stock or Common Stock. Any securities to be delivered to the holders of Preferred Stock pursuant to this Section 2 shall be valued as follows:
          (i) if traded on a securities exchange, by averaging the closing prices of the securities over the thirty (30)-day period ending three (3) days prior to the date of distribution;
          (ii) if actively traded over-the-counter, by averaging the closing bid or sale prices (whichever are applicable) over the thirty (30)-day period ending three (3) days prior to the date of distribution; and
          (iii) if there is no active public market, at the fair market value thereof, as mutually determined by the Corporation and the holders of Preferred Stock representing a majority of the shares of Preferred Stock.

          (iv) In the event the requirements of this Section 2 with respect to a transaction contemplated by Section 2(c) are not complied with, the Corporation shall forthwith either:
               (1) cause such closing to be postponed until such time as the requirements of this Section 2 have been complied with, or
               (2) cancel such transaction, in which event the rights, preferences and privileges of the holders of the Preferred Stock shall revert to and be the same such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in the following paragraph.
          The Corporation shall give each holder of record of Preferred Stock written notice of any impending transaction described in Section 2(c) not later than twenty (20) days prior to the stockholders’ meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holder in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2, and the Corporation shall thereafter give such holders prompt notice of any material changes to such terms and conditions. The transaction shall in no event take place sooner than twenty (20) days after the Corporation has given the first notice provided for herein or sooner than ten (10) days after the Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of a majority of the then outstanding shares of Preferred Stock. The notice contemplated by this Section 2 shall be in addition to the notice required pursuant to Section 5.
     (e) Nothing hereinabove set forth shall affect in any way the right of each holder of shares of Preferred Stock to convert such stock at any time and from time to time in accordance with Section 3.
     Section 3. Preferred Stock Conversion. The holders of Preferred Stock shall have conversion rights as follows:
     (a) Right to Convert. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such Preferred Stock, into such number of fully paid and nonassessable shares of Class B Common Stock as is determined by dividing the applicable Original Issue Price (defined below) of such share of Preferred Stock by the applicable Conversion Price (defined below) at the time in effect for a share of such series of Preferred Stock. The Original Issue Price per share of Series A Preferred Stock is $0.3014. The Conversion Price per share of Series A Preferred Stock initially shall be $0.3014, subject to adjustment from time to time as provided in this Section 3. The Original Issue Price per share of Series B Preferred Stock is $0.688. The Conversion Price per share of Series B Preferred Stock initially shall be $0.688, subject to adjustment from time to time as provided in this Section 3. The Original Issue Price per share of Series C Preferred Stock is $0.82808972. The Conversion Price per share of Series C Preferred Stock initially will be $0.82808972, subject to adjustment from time to time as provided in this Section 3. The Original Issue Price per share of Series C-l Preferred Stock is $1.409515. The Conversion Price per share of Series C-1 Preferred Stock initially will be $1.409515, subject to adjustment from time to time as provided in this Section 3. The Original Issue Price per share of Series C-2 Preferred Stock is $11.00. The Conversion Price per share of Series C-2 Preferred Stock initially will be $11.00, subject to adjustment from time to time as provided in this Section 3.
     (b) Automatic Conversion. Each share of Preferred Stock shall automatically be converted into shares of Class B Common Stock at the then effective applicable Conversion Price (i) upon the closing of a firm commitment underwritten public offering underwritten by a nationally recognized investment bank approved by the Corporation and the holders of a majority of the then outstanding Preferred Stock pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Class A Common Stock and/or Class B Common Stock to the public involving gross proceeds to the Corporation of at least $25,000,000 at a per share offering price of at least $2.48 (as adjusted for recapitalizations, stock combinations, stock dividends, stock splits and the like) (a “Qualified Initial Public Offering”) or (ii) in the event the holders of a majority of the then-outstanding Shares of Preferred Stock on an as-converted to Class B Common Stock basis consent to such conversion; provided, however, that no shares of Series C Preferred Stock, Series C-1 Preferred Stock or Series C-2 Preferred Stock shall automatically be converted pursuant to such consent under clause (ii) hereof unless a majority of the then-outstanding shares of Series C Preferred Stock, Series C-l Preferred Stock and Series C-2 Preferred Stock, voting together as a separate class, also consent to such conversion.
     (c) Mechanics of Conversion. No fractional shares of Class B Common Stock shall be issued upon conversion of Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective applicable Conversion Price of such series of Preferred Stock. Before any holder of Preferred Stock shall be entitled to convert the same into shares of Class B Common Stock pursuant to Section 3(a), such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such Preferred Stock (or, in lieu thereof, the holder shall notify the Corporation or the transfer-agent for such Preferred Stock that such certificates have been lost, stolen or destroyed and execute an agreement satisfactory to the Corporation to indemnify the Corporation for any loss incurred by it in connection with such lost, stolen or destroyed certificates), and shall give written notice by mail, postage prepaid, to the Corporation at its principal corporate office, of the election to convert the same, and such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted. In the event of an automatic conversion pursuant to Section 3(b), the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holder of such shares of Preferred Stock and whether or not the certificates representing such shares are surrendered to the Corporation or the transfer agent for such Preferred Stock; and the Corporation shall not be obligated to register on the Corporation’s books ownership of the shares of Class B Common Stock issuable upon such automatic conversion unless the certificates evidencing such shares of Preferred Stock are either delivered to the Corporation or the transfer agent for such Preferred Stock as provided above, or the holder notifies the Corporation or the transfer agent for such Preferred Stock that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. The Corporation shall, as soon as practicable thereafter, register on the Corporation’s books ownership of the number of shares of Class B Common Stock to which such holder shall be entitled in such holder’s name. If the conversion is in connection with a public offering of securities described in Section 3(b), the conversion shall be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, and the conversion shall not be deemed to have occurred until immediately prior to the closing of such sale of securities.
     (d) Status of Converted Stock. In the event any shares of Preferred Stock shall be converted pursuant to this Section 3, the shares of Preferred Stock so converted shall be canceled and shall not be reissued by the Corporation.
     (e) Adjustment of Conversion Price of Preferred Stock. The Conversion Price of each series of Preferred Stock shall be subject to adjustment from time to time as follows:
          (i) Adjustments for Subdivisions or Combinations of Class A Common Stock or Class B Common Stock. At any time after the Effective Time, in the event the outstanding shares of Common Stock shall be subdivided by stock split, stock dividends or otherwise, into a greater number of shares of Class A Common Stock or Class B Common Stock, the Conversion Price of each series of Preferred Stock then in effect shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. At any time after the Effective Time, in the event the outstanding shares of Common Stock shall be combined or consolidated into a lesser number of shares of Common Stock, the Conversion Price of each series of Preferred Stock then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.
          (ii) Adjustments for Stock Dividends and Other Distributions. At any time after the Effective Time, in the event the Corporation makes, or fixes a record date for the determination of holders of Common Stock entitled to receive any distribution payable in property or in securities of the Corporation other than shares of Class A Common Stock or Class B Common Stock, and other than as otherwise adjusted for in this Section 3 or as provided for in Section 1 in connection with a dividend, then and in each such event the holders of Preferred Stock shall receive, at the time of such distribution, the amount of property or the number of securities of the Corporation that they would have received had their Preferred Stock been converted into Class B Common Stock at the Conversion Price immediately prior to such event.
          (iii) Adjustments for Reorganizations, Reclassifications or Similar Events. At any time after the Effective Time, if the Common Stock shall be changed into the same or a different number of shares of any other class or classes of stock or other securities or property, whether by capital reorganization, reclassification, merger, consolidation or otherwise (other than a subdivision or combination of shares provided for in Section 3(e)(i) or a merger or other combination of shares provided for in Section 2(b), which shall be treated as a liquidation, dissolution or winding up of the Corporation), then each share of Preferred Stock shall thereafter be convertible into the number of shares of stock or other securities or property to which a holder of the number of shares of Class B Common Stock of the Corporation deliverable upon conversion of such shares of Preferred Stock shall have been entitled upon such reorganization, reclassification or other event; and, in such case, appropriate adjustment shall be made (as determined in good faith by the Board of Directors) in the application of the provisions set forth in this Section 3(e)(iii) with respect to the rights and interests thereafter of the holders of Preferred Stock, to the end that the provisions set forth in this Section 3(e)(iii) shall thereafter be applicable as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon conversion of the Preferred Stock.
          (iv) Adjustments for Diluting Issues. In addition to the adjustment of the Conversion Price provided above, the Conversion Price of the Preferred Stock shall be subject to further adjustment from time to time as follows:
               (A) Special Definitions.
                    (1) “Additional Shares” shall mean all shares of Class A Common Stock or Class B Common Stock issued (or, pursuant to Section 3(e)(iv)(C), deemed to be issued) by the Corporation after the Original Issue Date for such series of Preferred Stock other than:
                         i) shares of Class B Common Stock actually issued upon conversion of shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series C-l Preferred Stock or Series C-2 Preferred Stock;
                         ii) shares of Class A Common Stock or Class B Common Stock to an employee, officer or director; or to a consultant as compensation for services rendered or to be rendered to the Corporation, pursuant to stock option, stock purchase or similar incentive plans or arrangements approved by the Board of Directors (or the Compensation Committee thereof), including for purposes of clarification only, the 257,984 shares of common stock of the Company issued to Steve Streit in December 2009;
                         iii) shares of capital stock, Convertible Securities (as defined below) or Options (as defined below) issued to an equipment lessor, bank, financial institution or similar entity, or a landlord or other provider of goods and services, in a transaction approved by the Board of Directors (including the Series C Designee, as such term is defined below) in connection with commercial credit arrangements, equipment financings or other transactions, primarily for purposes other than equity financing;
                         iv) shares of Class A Common Stock or Class B Common Stock issued as a dividend or other distribution approved by the Board of Directors (including the Series C Designee, as such term is defined below) in connection with which an adjustment to the Conversion Price is made pursuant to Section 3(e)(i), (ii) or (iii);
                         v) shares of Class A Common Stock or Class B Common Stock issued in the Corporation’s Qualified Initial Public Offering;
                         vi) shares of capital stock, Convertible Securities or Options issued in a merger or acquisition that is approved by the Board of Directors (including the Series C Designee, as such term is defined below);
                         vii) shares of capital stock issuable upon the exercise of Convertible Securities issued by the Corporation prior to Effective Time;

                         viii) shares of capital stock, Convertible Securities or Options issued in connection with joint ventures, development projects or other strategic transactions, in each case approved by the Board of Directors (including the Series C Designee, as such term is defined below);
                         ix) if the holders of a majority of the then outstanding shares, voting as a separate class, of any series of Preferred Stock the Conversion Price of which may be subject to adjustment upon the issuance of Class A Common Stock or Class B Common Stock agree in writing that such shares shall not constitute Additional Shares with respect to such series of Preferred Stock; and
                         x) shares of Class A Common Stock issued or issuable upon conversion of shares of Class B Common Stock.
                    (2) “Convertible Securities” shall mean securities (other than shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series C-1 Preferred Stock and Series C-2 Preferred Stock outstanding as of the Effective Time, and shares of Class B Common Stock) convertible into or exchangeable for Class A Common Stock or Class B Common Stock, either directly or indirectly.
                    (3) “Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Class A Common Stock, Class B Common Stock or Convertible Securities.
                    (4) “Original Issue Date” for each series of Preferred Stock shall mean the date on which the first share of such series of Preferred Stock was first issued.
               (B) No Adjustment of Conversion Price. No adjustment in the Conversion Price of any series of Preferred Stock shall be made pursuant to Section 3(e)(iv)(D) unless the consideration per share for Additional Shares issued (or, pursuant to Section 3(e)(iv)(C), deemed to be issued) by the Corporation is less than the applicable Conversion Price in effect on the date of, and immediately prior to, such issue, and provided that any such adjustment shall not have the effect of increasing the Conversion Price to an amount which exceeds the Conversion Price of such series of Preferred Stock existing immediately prior to such adjustment.
               (C) Deemed Issue of Additional Shares. Except as otherwise provided in Section 3(e)(iv)(A) or 3(e)(iv)(B), in the event the Corporation at any time or from time to time after the applicable Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of any holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Class A Common Stock or Class B Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which Additional Shares are deemed to be issued:
                    (5) no further adjustment in the Conversion Price shall be made upon the subsequent issue of Convertible Securities, shares of Class A Common Stock or shares of Class B Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;
                    (6) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Corporation, or increase or decrease in the number of shares of Class A Common Stock or Class B Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issue thereof or upon the occurrence of a record date with respect thereto, and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;
                    (7) upon the expiration of any such Options or any rights of conversion exchange under such Convertible Securities which shall not have been exercised, the Conversion Price computed upon the original issue thereof or upon the occurrence of a record date with respect thereto, and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:
                         i) in the case of Convertible Securities or Options for Class A Common Stock or Class B Common Stock, the only Additional Shares issued were shares of Class A Common Stock or Class B Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities, and the consideration received therefor was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise, or for the issue of all such Convertible Securities, whether or not converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange; and
                         ii) in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options and the consideration received by the Corporation for the Additional Shares deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation (determined in accordance with Section 3(c)(iv)(C)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised;
                    (8) no readjustment pursuant to Section 3(e)(iv)(C)(2) or (3) above shall have the effect of increasing the applicable Conversion Price to an amount which exceeds the applicable Conversion Price existing immediately prior to the original adjustment with respect to the issuance of such Options or Convertible Securities, as adjusted for any

Additional Shares issued (or, pursuant to Section 3(e)(iv)(C), deemed to be issued) between such original adjustment date and such readjustment date;
                    (9) in the case of any Options which expire by their terms not more than 30 days after the date of issue thereof, no adjustment of the applicable Conversion Price shall be made until the expiration or exercise of all such Options, whereupon adjustment shall be made pursuant to clause (3) above;
                    (10) in the case of any Option or Convertible Security with respect to which the maximum number of shares of Class A Common Stock or Class B Common Stock issuable upon exercise or conversion or exchange thereof is not determinable, no adjustment to the Conversion Price shall be made until such number becomes determinable; and
                    (11) if any such record date has been fixed and such Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made to the applicable Conversion Price which became effective on such record date shall be canceled as of the close of business on such record date and such adjustment, if any, shall be made on the actual date of issuance.
               (D) Adjustment of Conversion Price Upon Issuance of Additional Shares. Subject to the limitation set forth in Section 3(e)(iv)(B), above, if Additional Shares are issued (or, pursuant to Section 3(e)(iv)(C), deemed to be issued) without consideration or for a consideration per share less than the applicable Conversion Price in effect on the date of, and immediately prior to, such issue (a “Dilutive Issue”), then and in such event, such Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction, (x) the numerator of which shall be the number of shares of Class A Common Stock and Class B Common Stock outstanding immediately prior to such issue plus the number of shares of Class A Common Stock and Class B Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares so issued would purchase at such Conversion Price in effect immediately prior to such issuance, and (y) the denominator of which shall be the number of shares of Class A Common Stock and Class B Common Stock outstanding immediately prior to such issuance plus the number of such Additional Shares so issued. For the purposes of this Section 3(e)(iv)(D), all shares of Common Stock issuable upon exercise of outstanding Options and upon conversion of outstanding Convertible Securities and Preferred Stock shall be deemed to be outstanding, and immediately after any Additional Shares are deemed issued pursuant to Section 3(e)(iv)(C), such Additional Shares shall be deemed to be outstanding.
               (E) Determination of Consideration. For purposes of this Section 3(e)(iv), the consideration received by the Corporation for any Additional Shares issued (or, pursuant to Section 3(e)(iv)(C), deemed to be issued) shall be computed as follows:
                    (12) Cash and Property. Such consideration shall:
                         i) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation after deducting any commissions paid by the Corporation with respect to such issuance;

                         ii) insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issuance, as determined in good faith by the Board of Directors of the Corporation; and
                         iii) if Additional Shares are issued (or, pursuant to Section 3(e)(iv)(C), deemed to be issued) together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (i) and (ii) of this Section 3(c)(iv)(E)(l), as determined in good faith by the Board of Directors of the Corporation.
                    (13) Options and Convertible Securities. The per share consideration received by the Corporation for Additional Shares deemed to have been issued pursuant to Section 3(e)(iv)(C), relating to Options and Convertible Securities, shall be the sum of (x) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus (y) the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities divided by the aggregate number of Additional Shares deemed to have been issued.
     (f) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price of any series of Preferred Stock pursuant to this Section 3, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of such series of Preferred Stock to which such adjustment pertains a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the applicable Conversion Price at the time in effect, and (iii) the number of shares of Class B Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such holder’s Preferred Stock.
     (g) No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, merger, consolidation, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Stock against impairment.
     (h) Notice of Record Date. In the event that the Corporation shall propose at anytime:

          (1) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;
          (2) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or any other securities or property, or to receive any other rights;
          (3) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Class A Common Stock or Class B Common Stock; or
          (4) to merge with or into any other corporation, or sell, lease or convey all or substantially all its property or business, or to liquidate, dissolve or wind up;
then, in connection with each such event, this Corporation shall send written notice to the holders of the Preferred Stock at least 20 days’ prior to the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in (3) and (4) of this Section 3(h). With regard to the matters referenced in (3) and (4) of this Section 3(h), such written notice shall describe the material terms and conditions of the proposed transaction.
          Each such written notice shall be given as provided in Section 7 below.
     Section 4. Class B Common Stock Conversion.
     (a) Each share of Class B Common Stock shall be convertible into one (1) fully paid and nonassessable share of Class A Common Stock at the option of the registered owner thereof at any time upon written notice to the Corporation. Before any registered owner of Class B Common Stock shall be entitled to convert any shares of such Class B Common Stock, such registered owner shall deliver an instruction, duly signed and authenticated as provided for in the bylaws of the Corporation, at the principal corporate office of the Corporation or of any transfer agent for the Class B Common Stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the shares of Class A Common Stock issuable on conversion thereof are to be registered on the books of the Corporation. The Corporation shall, as soon as practicable thereafter, register on the Corporation’s books ownership of the number of shares of Class A Common Stock to which such registered owner of Class B Common Stock, or to which the nominee or nominees of such registered owner, shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior the close of business on the date such notice of the election to convert is received by the Corporation, and the person or persons entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the registered owner or owners of such shares of Class A Common Stock as of such date. Each share of Class B Common Stock that is converted pursuant to this Section 4(a) shall be cancelled and shall not be reissued by the Corporation.
     (b) Each share of Class B Common Stock shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock on the date, if any, on which the outstanding shares of Class B Common Stock represent less than ten percent (10%) of the aggregate number of shares of the then outstanding Common Stock (the “Automatic Conversion”). The Corporation shall provide notice of the Automatic Conversion of shares of Class B Common Stock pursuant to this Section 4(b) to holders of record of such shares of Class B Common Stock as soon as practicable following the Automatic Conversion; provided, however, that the Corporation may satisfy such notice requirements by providing such notice prior to the Automatic Conversion. Such notice shall be provided by any means then permitted by the General Corporation Law; provided, however, that no failure to give such notice nor any defect therein shall affect the validity of the Automatic Conversion. Upon and after the Automatic Conversion, the person registered on the Corporation’s books as the owner of the shares so converted immediately prior to the Automatic Conversion shall be registered on the Corporation’s books as the owner of the shares of Class A Common Stock issued upon Automatic Conversion thereof, without the need for surrender or exchange thereof. Each share of Class B Common Stock that is converted pursuant to this Section 4(b) shall be cancelled and shall not be reissued by the Corporation. Immediately upon the effectiveness of the Automatic Conversion, the rights of the holders of shares of Class B Common Stock as such shall cease, and the holders shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock; provided, however, that if the date on which any share of Class B Common Stock is converted into Class A Common Stock pursuant to the provisions of this Section 4(b) is after the record date for the determination of the holders of Class B Common Stock entitled to receive any dividend to be paid to such holders, the holder of such Class B Common Stock as of such record date will be entitled to receive such dividend on such payment date; and provided, further, that to the extent that such dividend is payable in Class B Common Stock, no shares of Class B Common Stock shall be issued in payment thereof and such dividend shall instead be paid by the issuance of such number of shares of Class A Common Stock into which such shares of Class B Common Stock, if issued, would have been convertible on such payment date.
     (c) This Section 4(c) shall become effective immediately prior to the closing of a Qualified Initial Public Offering, provided that the Class B Common Stock is then a “covered security” pursuant to Section 18 of the Securities Act (the “Covered Security Date”). On or after the Covered Security Date, each share of Class B Common Stock shall be automatically, without further action by the holder thereof, converted into one (1) fully paid and nonassessable share of Class A Common Stock, upon the occurrence of a Transfer (as defined in Section 4(e)(iv)), other than a Permitted Transfer (as defined in Section 4(e)(vi)), of such share of Class B Common Stock. Each share of Class B Common Stock that is converted pursuant to this Section 4(c) shall be cancelled and shall not be reissued by the Corporation.
     (d) The Corporation may, from time to time, establish such policies and procedures, not in violation of applicable law or the other provisions of this Restated Certificate, relating to the conversion of the Class B Common Stock into Class A Common Stock and the dual class common stock structure contemplated by this Restated Certificate as it may deem necessary or advisable. If the Corporation has reason to believe that a Transfer giving rise to a conversion of shares of Class B Common Stock into Class A Common Stock has occurred but has not theretofore been reflected on the books of the Corporation, the Corporation may request that the holder of such shares furnish affidavits or other evidence to the Corporation as it reasonably deems necessary to determine whether a conversion of shares of Class B Common Stock to Class

A Common Stock has occurred, and if such holder does not within ten (10) days after the date of such request furnish sufficient (as determined in good faith by the Board of Directors) evidence to the Corporation (in the manner provided in the request) to enable the Corporation to determine that no such conversion has occurred, any such shares of Class B Common Stock, to the extent not previously converted, shall be automatically converted into shares of Class A Common Stock and the same shall thereupon be registered on the books and records of the Corporation. In connection with any action of stockholders taken at a meeting or by written consent, the stock ledger of the Corporation shall be presumptive evidence as to who are the stockholders entitled to vote in person or by proxy at any meeting of stockholders or in connection with any written consent and the classes of shares held by each such stockholder and the number of shares of each class held by such stockholder.
     (e) Definitions. For purposes of this Section 4:
          (i) “Family Member” shall mean with respect to any natural person who is a Qualified Stockholder (as defined below), the spouse, parents, grandparents, lineal descendents, siblings and lineal descendants of siblings of such Qualified Stockholder.
          (ii) “Qualified Stockholder” shall mean (a) the registered holder of a share of Class B Common Stock immediately following the Covered Security Date; (b) the initial registered holder of any shares of Class B Common Stock that are originally issued by the Corporation after the Covered Security Date pursuant to the exercise of Options or conversion of Convertible Securities that, in each case, are outstanding as of the Covered Security Date; (c) each natural person who Transferred shares of or equity awards for Class B Common Stock (including any Option exercisable or Convertible Security convertible into shares of Class B Common Stock) to a Permitted Entity that is or becomes a Qualified Stockholder pursuant to subclauses (a) or (b) of this Section 4(e)(ii); and (d) a Permitted Transferee.
          (iii) “Permitted Entity” shall mean with respect to a Qualified Stockholder (a) a Permitted Trust (as defined below) solely for the benefit of (i) such Qualified Stockholder, (ii) one or more Family Members of such Qualified Stockholder and/or (iii) any other Permitted Entity of such Qualified Stockholder, or (b) any general partnership, limited partnership, limited liability company, corporation or other entity exclusively owned by (i) such Qualified Stockholder, (ii) one or more Family Members of such Qualified Stockholder and/or (iii) any other Permitted Entity of such Qualified Stockholder.
          (iv) “Transfer” of a share of Class B Common Stock shall mean any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law, including, without limitation, a transfer of a share of Class B Common Stock to a broker or other nominee (regardless of whether there is a corresponding change in beneficial ownership), or the transfer of, or entering into a binding agreement with respect to, Voting Control (as defined below) over such share by proxy or otherwise; provided, however, that the following shall not be considered a “Transfer” within the meaning of this Section 4:

               (1) the granting of a revocable proxy to officers or directors of the Corporation at the request of the Board of Directors in connection with actions to be taken at an annual or special meeting of stockholders;
               (2) entering into a voting trust, agreement or arrangement (with or without granting a proxy) solely with stockholders who are holders of Class B Common Stock that (i) is disclosed either in a Schedule 13D filed with the Securities and Exchange Commission or in writing to the Secretary of the Corporation, (ii) either has a term not exceeding one (1) year or is terminable by the holder of the shares subject thereto at any time and (iii) does not involve any payment of cash, securities, property or other consideration to the holder of the shares subject thereto other than the mutual promise to vote shares in a designated manner; or
               (3) the pledge of shares of Class B Common Stock by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction for so long as such stockholder continues to exercise Voting Control over such pledged shares; provided, however, that a foreclosure on such shares or other similar action by the pledgee shall constitute a Transfer unless such foreclosure or similar action qualifies as a Permitted Transfer.
     A Transfer shall also be deemed to have occurred with respect to a share of Class B Common Stock beneficially held by (i) an entity that is a Permitted Entity, if there occurs any act or circumstance that causes such entity to no longer be a Permitted Entity or (ii) an entity that is a Qualified Stockholder, if there occurs a Transfer on a cumulative basis, from and after the Covered Security Date, of a majority of the voting power of the voting securities of such entity or any direct or indirect Parent of such entity, other than a Transfer to parties that are, as of the Covered Security Date, holders of voting securities of any such entity or Parent of such entity.
          (v) “Parent” of an entity shall mean any entity that directly or indirectly owns or controls a majority of the voting power of the voting securities of such entity.
          (vi) “Permitted Transfer” shall mean, and be restricted to, any Transfer of a share of Class B Common Stock:
               (1) by a Qualified Stockholder to (i) one or more Family Members of such Qualified Stockholder, or (ii) any Permitted Entity of such Qualified Stockholder; or
               (2) by a Permitted Entity of a Qualified Stockholder to (i) such Qualified Stockholder or one or more Family Members of such Qualified Stockholder, or (ii) any other Permitted Entity of such Qualified Stockholder.
          (vii) “Permitted Transferee” shall mean a transferee of shares of Class B Common Stock received in a Transfer that constitutes a Permitted Transfer.
          (viii) “Permitted Trust” shall mean a bona fide trust where each trustee is (a) a Qualified Stockholder, (b) Family Member or (c) a professional in the business of providing trustee services, including private professional fiduciaries, trust companies and bank trust departments.

          (ix) “Voting Control” shall mean, with respect to a share of Class B Common Stock, the power (whether exclusive or shared) to vote or direct the voting of such share by proxy, voting agreement or otherwise.
     Section 5. Voting.
     (a) General. Except as otherwise required by law, each holder of Preferred Stock shall be entitled to ten (10) votes for each share of Class B Common Stock into which the shares of Preferred Stock so held could be converted at the applicable Conversion Price on the record date for determination of the stockholders entitled to vote, or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited, and with respect to such vote, such holder shall have full voting rights and powers equivalent to those of the holders of Class B Common Stock. Except as otherwise required by law, each holder of Class B Common Stock shall be entitled to ten (10) votes for each share of Class B Common Stock held by such holder and each holder of Class A Common Stock shall be entitled to one (1) vote for each share of Class A Common Stock held by such holder. Except as required by law or as otherwise set forth herein (including without limitation Section 5(b)-(c)), all shares of all series of Preferred Stock, Class A Common Stock and Class B Common Stock shall vote together as a single class on all matters (including the election of directors) submitted to vote or for the consent of the stockholders of the Corporation. The holders of Common Stock and Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the Corporation’s bylaws. Fractional votes by the holders of Preferred Stock shall not, however, be permitted, and any fractional voting rights shall (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) be rounded down to the nearest whole number.
     (b) Election of Directors. The Board of Directors of the Corporation shall consist of seven (7) members.
          (i) As long as at least a majority of the shares of Preferred Stock outstanding on the date hereof remains outstanding, the holders of the Preferred Stock, voting as a separate class, shall be entitled to elect four (4) directors of the Corporation at each annual election of directors, or special meeting of stockholders or action by written consent, or in the case of any vacancy caused by resignation or removal of a director elected by the holders of Preferred Stock.
          (ii) As long as at least a majority of the shares of Series C Preferred Stock originally issued remains outstanding, the holders of the Series C Preferred Stock, Series C-l Preferred Stock and Series C-2 Preferred Stock, voting together as a separate class, shall be entitled to elect one (1) director of the Corporation (the “Series C Designee”) at each annual election of directors, or special meeting of stockholders or action by written consent, or in the case of any vacancy caused by resignation or removal of a director elected by the holders of Series C Preferred Stock, Series C-l Preferred Stock and Series C-2 Preferred Stock.
          (iii) The holders of the Class A Common Stock and Class B Common Stock, voting together as a separate class, shall be entitled to elect the remaining directors of the Corporation (one of which shall be the then current Chief Executive Officer of the Corporation) at each annual election of directors, or special meeting of stockholders or action by written consent or in the case of any vacancy caused by resignation or removal of a director elected by the holders of Class A Common Stock and Class B Common Stock.
          (iv) Any director who shall have been elected by the holders of a class or series of stock may be removed during the aforesaid term of office, either with or without cause, by, and only by, the affirmative vote of the holders of the shares of the class or series of stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders, and any vacancy thereby created may be filled by the holders of that class or series of stock represented at the meeting or pursuant to unanimous written consent.
     (c) Approval by Preferred Stock. The Corporation shall not, without first obtaining the approval of the holders of (i) at least sixty-seven percent (67%) of the votes attributable to the then-outstanding shares of Preferred Stock (with each share of Preferred Stock entitling the holder thereof to cast the number of votes which could be cast in such vote by a holder of the number of shares of Class B Common Stock of the Corporation into which such share of Preferred Stock is convertible on the record date for such vote), and (ii) at least a majority of the then-outstanding Series C Preferred Stock, Series C-1 Preferred Stock and Series C-2 Preferred Stock, voting together as a separate class:
          (i) alter or change the rights, preferences or privileges of the Preferred Stock by merger, consolidation or otherwise;
          (ii) increase or decrease the authorized number of shares of Class A Common Stock, Class B Common Stock or Preferred Stock;
          (iii) authorize, create (by reclassification or otherwise) or issue or obligate itself to issue any new class or series of equity securities, including without limitation any other security convertible into or exercisable for any equity securities, having rights, preferences or privileges senior to or on a parity with the Preferred Stock;
          (iv) take any action which results in the repurchase of any shares of Class A Common Stock, Class B Common Stock or Preferred Stock (other than the repurchase of shares of Class A Common Stock or Class B Common Stock from employees, officers, directors, consultants or other persons performing services for the Corporation pursuant to which the Corporation has the option to repurchase such shares at cost upon occurrence of certain events, such as termination of employment);
          (v) increase the number of shares of Class A Common Stock or Class B Common Stock reserved for issuance in connection with a stock option or restricted stock plan;
          (vi) change the authorized number of directors on the Board of Directors;
          (vii) declare or pay any dividend or otherwise make a distribution on any equity securities of the Corporation (other than the repurchase of shares of Class A Common Stock or Class B Common Stock from employees, officers, directors, consultants or other persons performing services for the Corporation pursuant to which the Corporation has the option to repurchase such shares at cost upon occurrence of certain events, such as termination of employment);
          (viii) take any action which results in any merger, other corporate reorganization, sale of control, or any transaction in which all or substantially all of the assets of the Corporation are sold or more than 50% of the voting power of the Corporation is disposed of; or
          (ix) authorize the dissolution or winding up of the Corporation.
     (d) Voting Rights of Series C-2 Preferred Stock. Notwithstanding any provision herein to the contrary or any other voting rights ascribed to the shares of Series C-2 Preferred Stock pursuant to any other agreement relating thereto, the shares of Series C-2 Preferred Stock shall be deemed non-voting securities until the expiration or termination of all applicable waiting periods under the Hart-Scott-Rodino Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations (“HSR Act”). Immediately following the expiration or termination of all applicable waiting periods under the HSR Act, the shares of Series C-2 Preferred Stock shall be deemed voting securities, and shall have the voting rights provided herein and ascribed to such shares pursuant to any other agreement relating thereto.
     Section 6. Equal Status of Class A Common Stock and Class B Common Stock. Except as expressly set forth in this Article FOUR, Class A Common Stock shall have the same rights and powers of, rank equally to, share ratably with and be identical in all respects and to all matters to Class B Common Stock. If the Corporation in any manner subdivides or combines the outstanding shares of Class B Common Stock, then the outstanding shares of Class A Common Stock will be subdivided or combined in the same proportion and manner. If the Corporation in any manner subdivides or combines the outstanding shares of Class A Common Stock, then the outstanding shares of Class B Common Stock will be subdivided or combined in the same proportion and manner.
     Section 7. Notices. Any notice, demand, offer, request or other communication required or permitted to be given by the Corporation to the holders of Preferred Stock pursuant to this Article Four shall be in writing and shall be deemed effectively given the earlier of (i) when received, (ii) when delivered personally, (iii) one (1) business day after being delivered by facsimile (with receipt of appropriate confirmation), (iv) one (1) business day after being deposited with an overnight courier (with receipt of appropriate delivery) service or (v) three (3) days after being deposited in the U.S. mail, First Class with postage prepaid, and addressed to each holder of record at such holder’s address appearing on the books of the Corporation.
     Section 8. Consent to Distributions and Stock Repurchase. Each holder of Preferred Stock shall be deemed to have consented, solely for purposes of Sections 502, 503 and 506 of the California Corporations Code, to distributions made by the Corporation in connection with the repurchase of shares of Class A Common Stock or Class B Common Stock from employees, officers, directors or consultants of the Corporation in connection with the termination of their employment or services pursuant to agreements or arrangements approved by the Board of Directors of the Corporation (including the Series C Designee).

     Section 9. Required Shares. Any shares of Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.
     Section 10. Waiver of Rights, Preferences or Privileges. Any right, preference or privilege of the Series A Preferred Stock may be waived by holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of Series A Preferred Stock voting on an as converted to Class B Common Stock basis, and such waiver shall be binding on all holders of Series A Preferred Stock. Any right, preference or privilege of the Series B Preferred Stock may be waived by holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of Series B Preferred Stock voting on an as converted to Class B Common Stock basis, and such waiver shall be binding on all holders of Series B Preferred Stock. Any right, preference or privilege of the Series C Preferred Stock may be waived by holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of Series C Preferred Stock voting on an as converted to Class B Common Stock basis, and such waiver shall be binding on all holders of Series C Preferred Stock. Any right, preference or privilege of the Series C-l Preferred Stock may be waived by holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of Series C-l Preferred Stock voting on an as converted to Class B Common Stock basis, and such waiver shall be binding on all holders of Series C-1 Preferred Stock. Any right, preference or privilege of the Series C-2 Preferred Stock may be waived by holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of Series C-2 Preferred Stock voting on an as converted to Common Stock basis, and such waiver shall be binding on all holders of Series C-2 Preferred Stock.
     FIVE. The Corporation is to have perpetual existence.
     SIX. Except as set forth in Article FOUR, Section 5(b) hereof, the number of directors which constitute the whole Board of Directors of the Corporation shall be as specified in the bylaws of the Corporation.
     SEVEN. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to make, alter, amend or repeal the bylaws of the Corporation.
     EIGHT. Elections of directors need not be by written ballot unless a stockholder demands election by written ballot at the meeting and before voting begins or unless the Bylaws of the Corporation shall so provide.
     NINE. Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside of the State of Delaware at such place or places as may be designated from time to time by the board of directors of the Corporation or in the bylaws of the Corporation.

     TEN.
     (a) Limitation of Director’s Liability. To the fullest extent not prohibited by the General Corporation Law as the same exists or as it may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for conduct as a director.
     (b) Permissive Indemnification of Corporate Agents. The Corporation may indemnify to the fullest extent not prohibited by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative (a “Proceeding”), by reason of the fact that such person, a person for whom such person is the legal representative, such person’s testator or intestate is or was a director, officer, employee benefit plan fiduciary, agent or employee of the Corporation or any predecessor of the Corporation, or serves or served at the request of the Corporation or any predecessor of the Corporation as a director, officer, agent, employee benefit plan fiduciary or employee of another Corporation, partnership, limited liability company, joint venture, trust or other entity or enterprise. The Corporation may pay the expenses (including attorney’s fees) incurred by an employee or agent in defending any Proceeding in advance of its final disposition on such terms and conditions as may be determined by the Board of Directors.
     (c) Mandatory Indemnification of Directors and Officers. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (an “Indemnified Person” who was or is made or is threatened to be made a party or is otherwise involved in any Proceeding, by reason of the fact that such person, or a person for whom such person i.e the legal representative, is or was a Director or officer of the Corporation or, while a Director or officer of the Corporation, is or was serving at the request of the Corporation as a Director, officer, employee or agent of another Corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Indemnified Person in such Proceeding. Notwithstanding the preceding sentence, except as otherwise provided in this Article TEN, the Corporation shall be required to indemnify an Indemnified Person in connection with a Proceeding (or part thereof) commenced by such Indemnified’ Person only if the commencement of such Proceeding (or part thereof) by the Indemnified Person was authorized in advance by the Board of Directors.
     (d) Prepayment of Expenses of Directors and Officers. The Corporation shall pay the expenses (including attorneys’ fees) incurred by an Indemnified Person in defending any Proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Indemnified Person to repay all amounts advanced if it should be ultimately determined that the Indemnified Person is not entitled to be indemnified under this Article TEN or otherwise.
     (e) Claims by Directors and Officers. If a claim for indemnification or advancement of expenses under this Article Ten is not paid in full within 30 days after a written claim therefor by the Indemnified Person has been received by the Corporation, the Indemnified Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the

Corporation shall have the burden of proving that the Indemnified Person is not entitled to the requested indemnification or advancement of expenses under applicable law.
     (f) Non-Exclusivity of Rights. The rights conferred on any person by this Article TEN shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of this Restated Certificate, the bylaws of the Corporation, agreement, vote of stockholders or disinterested directors or otherwise.
     (g) Insurance. The Board of Directors may, to the full extent permitted by applicable law as it presently exists, or may hereafter be named from time to time, authorize an appropriate officer or officers to purchase and maintain at the Corporation’s expense insurance: (a) to indemnify the Corporation for any obligation which it incurs as a result of the indemnification of directors, officers and employees under the provisions of this Article TEN; and (b) to indemnify or insure directors, officers and employees against liability in instances in which they may not otherwise be indemnified by the Corporation under the provisions of this Article TEN.
     (h) Repeal or Modification. Neither any amendment or repeal of this Article TEN or of Article ELEVEN, nor the amendment of any provision of this Restated Certificate inconsistent with this Article TEN or Article ELEVEN, shall eliminate or reduce the effect of this Article TEN or Article ELEVEN, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article TEN or Article ELEVEN, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.
     ELEVEN: The Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented in writing to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Preferred Stock, or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented in writing to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation.
4. The foregoing amendment and restatement of the Eighth Amended and Restated Certificate of Incorporation has been duly approved by the Board of Directors of the Corporation in accordance with the provisions of Sections 242 and 245 of the General Corporation Law.
5. The foregoing amendment and restatement of the Eighth Amended and Restated Certificate of Incorporation has been duly approved by the written consent of the stockholders in accordance with Sections 228 and 245 of the General Corporation Law. Pursuant to Section 228 of the General Corporation Law, prompt written notice of this amendment and restatement shall be given to all stockholders who did not consent to the this amendment and restatement.
[signature page follows]

     IN WITNESS WHEREOF, the Corporation has caused this Ninth Amended and Restated Certificate of Incorporation to be signed by Steven W. Streit, its President and Chief Executive Officer, this 31st day of March, 2010.

GREEN DOT CORPORATION

By:	/s/ Steven W. Streit

Steven W. Streit
Its:	President and Chief Executive Officer